EXHIBIT 3.1

AMENDMENT NO. 1
TO
BYLAWS
OF
GULFMARK OFFSHORE, INC.

The Bylaws of GulfMark Offshore, Inc., a Delaware corporation (the “Corporation”), effective as of December 5, 1996 (the “Bylaws”), are hereby amended as of September 13, 2007, as follows:

Article IV, Section 1 of the Bylaws is hereby deleted in its entirety, and the following provision is substituted in its place and stead:

“1.Form of Certificates.  Shares may be certificated or uncertificated.  Uncertificated shares shall be issued in such form and recorded and maintained as shall be approved by the Board of Directors.  For certificated shares, the certificates representing stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued.  They shall exhibit the holder’s name and number of shares and may be mechanically signed with a facsimile of the signature of the Chairman, the President or a Vice President, and a facsimile of the signature of the Secretary of Assistant Secretary, and, when so signed, shall also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Corporation.  Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon shall have ceased to be such officer at the time the certificates are issued and delivered.”

Article IV, Section 2 of the Bylaws is hereby deleted in its entirety, and the following provision is substituted in its place and stead:

“2. Classes of Stock. For certificated shares, the designations, preferences and relative participating, optional or other special rights of the various classes of stock or series thereof, and the qualifications, limitations or restrictions thereof, shall be set forth in full or summarized on the face or back of the certificates which the Corporation may issue to represent its stock, or in lieu thereof, such certificates shall set forth the office of the Corporation from which the holders of certificates may obtain a copy of such information. The designations, preferences and relative participating, optional or other special rights of the various classes of stock or series thereof, and the qualifications, limitations or restrictions thereof for uncertificated shares shall be set forth as approved by the Board of Directors.”

Article IV, Section 3 of the Bylaws is hereby deleted in its entirety, and the following provision is substituted in its place and stead:

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“3. Transfers. Subject to restrictions on the transfer of stock, the Corporation shall make transfers of stock on its books for certificated shares upon surrender of the certificate for the shares to the corporation or its duly appointed transfer agent duly endorsed by the stockholder named in the certificate or his duly authorized attorney. Transfer of uncertificated shares shall be recorded and maintained as shall be approved by the Board of Directors.”

I, the Secretary of GulfMark Offshore, Inc., by signing this document, certify that this document contains a true and correct copy of an amendment to the Bylaws effective as of December 5, 1996, acting pursuant to Article V, Section 4 of the Bylaws of the Corporation.

By:	/s/ Edward A. Guthrie
Edward A. Guthrie, Secretary